Exhibit 9.2

VOTING AGREEMENT
(Asset Purchase Agreement)
This Voting Agreement is dated as of ____________________, 2017 (this "Agreement"), by and between Dynatronics Corporation, a Utah corporation (the "Company"), and the shareholder named on the signature page hereto under the heading "Shareholder" (the "Shareholder").
WHEREAS, the Company and Bird & Cronin, Inc., a Minnesota corporation (the "Seller") have entered into an Asset Purchase Agreement, dated as of ___________________, 2017 (the "Asset Purchase Agreement"), pursuant to which, among other things, the Company has agreed to issue to the Seller, as part of the consideration contemplated by the Asset Purchase Agreement, certain shares of the Company's Series D Non-Voting Convertible Preferred Stock;
WHEREAS, as of the date hereof, Shareholder owns, or has voting control over, the number of shares of Common Stock, Series A 8% Convertible Preferred Stock, and/or Series B 8% Convertible Preferred Stock of the Company (collectively, "Voting Securities") set forth below Shareholder's name on the signature page hereto;
WHEREAS, Shareholder's ownership of, or voting control over, Voting Securities represents the authority to vote, or caused to be voted, the aggregate number of Common Stock or Common Stock equivalent votes set forth on the signature page hereto; and
WHEREAS, as a condition to the willingness of the Seller to enter into the Asset Purchase Agreement and to consummate the transactions contemplated thereby (collectively, the "Transaction"), the Seller  has required that Shareholder agree, and in order to induce the Seller to enter into the Asset Purchase Agreement, Shareholder has agreed, to enter into this Agreement with respect to all of the Voting Securities now owned and which may hereafter be acquired by Shareholder and any other securities, if any (the "Other Securities"), which Shareholder is currently entitled to vote, or cause to be voted, or after the date hereof becomes entitled to vote, or cause to be voted, at any meeting of shareholders of the Company.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1. Voting Agreement. Subject to the last sentence of this Section 1, Shareholder hereby agrees that at any meeting of the shareholders of the Company, however called, and in any action by written consent of the Company's shareholders, Shareholder shall vote, or cause to be voted, Shareholder's Voting Securities and any Other Securities: (a) in favor of the Requisite Shareholder Approval (as defined in the Asset Purchase Agreement); and (b) against any proposal or any other corporate action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Asset Purchase Agreement or which could result in any of the conditions to the Company's obligations under the Asset Purchase Agreement not being fulfilled. Shareholder hereby acknowledges receipt and review of a copy of the Asset Purchase Agreement and the other Transaction Documents (as defined in the Asset Purchase Agreement). The obligations of Shareholder under this Section 1 shall terminate immediately following the occurrence of the Requisite Shareholder Approval.

2. Representations and Warranties of Shareholder.  Shareholder hereby represents and warrants to the Seller as follows:
2.1 Authority.  Shareholder has all necessary legal capacity, power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereafter in effect relating to, or affecting generally, the enforcement of creditors' and other obligees' rights, (b) where the remedy of specific performance or other forms of equitable relief may be subject to certain equitable defenses and principles and to the discretion of the court before which the proceeding may be brought, and (c) where rights to indemnity and contribution thereunder may be limited by applicable law and public policy.
2.2 No Conflict; Consents; Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, (a) conflict with or violate any federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Shareholder or by which the Voting Securities or the Other Securities owned by Shareholder are bound or affected or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Voting Securities or the Other Securities owned by Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or the Voting Securities or Other Securities owned by Shareholder are bound.  The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity by Shareholder.
2.3 Title. As of the date hereof, Shareholder is the beneficial owner of the securities set forth on the signature page hereto, entitled to vote, without restriction, on all matters brought before holders of capital stock of the Company, which securities represent on the date hereof the percentage of the outstanding stock and voting power of the Company set forth on the signature page. Such shares of Voting Securities and Other Securities are all the securities of the Company owned, either of record or beneficially, by Shareholder. Such shares of Voting Securities, and Other Securities are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Shareholder's voting rights, charges and other encumbrances of any nature whatsoever. Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Voting Securities or Other Securities owned by Shareholder.

3. No Disposition or Encumbrance of Stock. Shareholder hereby covenants and agrees that, until the Requisite Shareholder Approval has been obtained, except as contemplated by this Agreement, Shareholder shall not offer or agree to sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant a proxy or power of attorney with respect to, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on Shareholder's voting rights, charge or other encumbrance of any nature whatsoever ("Encumbrance") with respect to the Voting Securities or Other Securities, or directly or indirectly, initiate, solicit or encourage any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing; provided, however, that Shareholder may assign, sell or transfer any Voting Securities or Other Securities provided that any such recipient of the Voting Securities or Other Securities has delivered to the Company and the Seller a written agreement in a form reasonably satisfactory to the Seller that the recipient shall be bound by, and the Voting Securities and/or Other Securities so transferred, assigned or sold shall remain subject to this Agreement.
4. Grant of Proxy.  In the event that Shareholder shall fail to vote the Voting Securities and any Other Securities it is entitled or required to vote in the manner required by this Agreement, Shareholder shall be deemed immediately upon the existence of such breach to have granted to Kelvyn H. Cullimore, Jr. with full power of substitution, as the proxy of the Shareholder with respect to the matters set forth herein, and hereby authorizes him to represent and vote Shareholder's Voting Securities and any Other Securities to ensure that such Voting Securities and any Other Securities will be voted as set forth herein.  Shareholder acknowledges that each proxy granted hereby, including any successive proxy if need be, is given to secure the performance of a duty, is coupled with an interest, and shall be irrevocable until the duty is performed.  Shareholder hereby revokes any and all previous proxies with respect to the Voting Securities or Other Securities.
5. Company Cooperation. The Company hereby covenants and agrees that it will not, and Shareholder irrevocably and unconditionally acknowledges and agrees that the Company will not (and waives any rights against the Company in relation thereto), recognize any Encumbrance or agreement on any of the Voting Securities or Other Securities subject to this Agreement unless the provisions of Section 3, above, have been complied with. The Company agrees to use its reasonable best efforts to ensure that at any time in which any Requisite Shareholder Approval is required pursuant to Section 6.08(a) of the Asset Purchase Agreement, it will cause holders of Voting Securities or Other Securities representing the percentage of outstanding capital stock required to vote in favor of the Transaction in order for the Company to comply with its obligations under Section 6.08(a) of the Asset Purchase Agreement to become party to and bound by the terms and conditions of this Agreement and the Voting Securities and Other Securities held by such holders to be subject to the terms and conditions of this Agreement.

6. Miscellaneous.
6.1 Further Assurances. Shareholder will execute and deliver such further documents and instruments and take all further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.
6.2 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Seller and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Seller and the Company shall be entitled to its reasonable attorneys' fees in any action brought to enforce this Agreement in which it is the prevailing party.
6.3 Third-Party Beneficiary.  The parties hereby designate Seller as third-party beneficiary of this Agreement having the right to enforce this Agreement.
6.4 Entire Agreement. This Agreement constitutes the entire agreement between the Company and Shareholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Company and Shareholder with respect to the subject matter hereof.
6.5 Amendment. The provisions of this Agreement may not be amended or waived. This Agreement shall not be terminated by the Company other than pursuant to the provisions of Section 6.8, below.
6.6 Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision with a valid provision, the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision.
6.7 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Utah. The parties hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in the Supreme Court of the State of Utah or the United States District Court for the District of Utah located in Salt Lake City, Utah. The parties consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to any of said courts or a judge thereof may be served inside or outside the State of Utah or the District of Utah by registered mail, return receipt requested, directed to the party being served at its address set forth on the signature ages to this Agreement (and service so made shall be deemed complete three (3) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. Each of the Company and Shareholder irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6.8 Termination. This Agreement shall terminate immediately following the earlier to occur of: (i) the occurrence of Requisite Shareholder Approval or (ii) the termination of the Asset Purchase Agreement pursuant to its terms.
6.9 Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.  Each party also agrees that this Agreement and the transactions contemplated hereby may be entered into electronically and that any electronic signature, whether digital or encrypted, used by any party is intended to authenticate this Agreement and to have the same force and effect as a manual signature.  For purposes of this Agreement, an electronic signature means any electronic symbol, designation or process attached to or logically associated with a record, contract, document or instrument and adopted by a party with the intent to sign such record, contract, document or instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
THE COMPANY:

DYNATRONICS CORPORATION
By:__________________________________________ Name:________________________________________ Title:_________________________________________
[Voting Agreement Signature Page (APA)—DYNT]

SHAREHOLDER:

[INSERT NAME]

By:__________________________________________ Name:________________________________________ Title:_________________________________________
Class of Stock Owned:	Total No. of Shares Over Which Shareholder Exercises Voting Control:	Voting Power (after application of any voting cutback):
Common	___________________	_________________
Series A Preferred acquired in June 2015	___________________	_________________
Series A Preferred acquired in December 2016	___________________	_________________
Series B Preferred	___________________	_________________
Other (Describe):	___________________	_________________

Total Percentage Voting Power of Shareholder (based upon total of _______ votes available and outstanding as of the date of this Agreement):
______ percent
[Voting Agreement Signature Page (APA Shareholder]